                                                                   EXHIBIT 10.40

                          TRADEMARK LICENSE AGREEMENT



       This TRADEMARK LICENSE AGREEMENT (this "Agreement") dated as of the 31st day of October, 1997 between Culligan International Company, a Delaware corporation (the "Licensor"), and Packaged Ice, Inc., a Texas corporation (the "Company").

       WHEREAS, the Licensor has agreed to license to the Company the right to use the "Water by Culligan" and "Ice by Culligan" trademark and logo (as more fully described below) in connection with the Products (as defined below) in the Territory (as defined below), subject to the terms and conditions set forth herein.

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:


       1.     DEFINITIONS.

       (a) The term "Mark" shall be used herein to mean the trademark "Culligan" used solely in the phrases "Water by Culligan" and "Ice by Culligan" solely in the accompanying logos in the full and complete form identified in Exhibit A hereto, as modified from time to time in writing by the Licensor.

       (b) The term "Products" shall mean comestible ice sold from machines that make and package and merchandise ice that are located in retail outlets where ice is sold to consumers.

       (c) The term "Revenues" shall mean gross revenues which arise from the sale of Products in connection with the Mark, less (i) promotional and cash discounts, (ii) rebates, allowances, refunds, charge-backs and credits, (iii) amounts collected for sales, excise and value-added taxes and (iv) duties, handling and shipping charges billed as separate items.

       (d) The term "Territory" shall mean the United States of America and Mexico.

       2.     LICENSE.

       (a) The Licensor hereby grants to the Company an exclusive (except as provided in Section 14 hereof) license to use the Mark in connection with the advertising, promotion, distribution, and sale of Products in the Territory during the Term (as defined below) and subject to the terms and conditions hereof. The license granted hereby is non-transferable and non-assignable (except as provided in Section 15.5 hereof) and may not be directly or indirectly sub-licensed.

       (b) The Company warrants, represents and agrees that it shall not use the Mark, alone or in combination with other terms, as part of a corporate name.

       3. TERM. The "Term" of this Agreement shall commence on the date hereof (the date hereof through December 31, 1997 constituting the "Initial Term") and, subject to earlier termination as provided below, shall automatically renew for successive one year terms beginning on January 1 and ending on December 31 of each subsequent calendar year (the "Renewal Terms").

       4.     ROYALTIES.

       (a) The Company agrees to pay to the Licensor $1,750,000 on the date hereof as a one-time, non-refundable fee which has been fully earned by the Licensor as of the date hereof.

       (b) The Company further agrees to pay to the Licensor as a minimum royalty ("Minimum Royalties") the following sums for the Initial Term and each Renewal Term:

       Initial and Renewal Terms               Minimum Royalties
       -------------------------               -----------------
              1997                                $        0
              1998                                $   50,000
              1999                                $  500,000
              2000                                $1,000,000
              2001                                $1,500,000

The Licensor and the Company shall negotiate in good faith the Minimum Royalties for the Renewal Terms after 2001. In the event that the Licensor and the Company do not agree in writing by June 1, 2001 to Minimum Royalties for the Renewal Terms subsequent to 2001, this Agreement shall automatically terminate on December 31, 2001.




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
       (c) Minimum Royalties for each Renewal Term shall be payable on a quarterly basis (i.e., one-quarter of the Minimum Royalties for each Renewal Term shall be payable in cash on the March 31, June 30, September 30, and December 31 of such Renewal Term, respectively). All of the payments made by the Company as Minimum Royalties in any calendar year shall be credited against Earned Royalties (hereinafter defined) payable for such calendar year. No credit shall be permitted against Minimum Royalties payable for any Renewal Term on account of Earned Royalties (as defined below) or Minimum Royalties paid for any other Renewal Term, and Minimum Royalties shall be non-refundable.


       (d) The Company further agrees to pay to the Licensor earned royalties ("Earned Royalties") in an amount in cash equal to 2.5% of all Revenues. Within thirty days after the end of the Initial Term and each Renewal Term (each, a "Preceding Term"), the Company shall prepare and furnish to the Licensor a statement certified by the chief accounting officer of the Company (the "Statement") setting forth in reasonable detail (i) a description, including the total quantity, of Products sold during the Preceding Term, (ii) a description, including the total quantity, of Products sold in connection with the Mark during the Preceding Term, (iii) the gross revenues from all Products sold during the Preceding Term, (iv) the gross revenues from all Products sold in connection with the Mark during the Preceding Term, (v) a de-scription of, including the amount of and reasons for, each deduction from gross revenues from all Products to determine Revenues, and (v) the Earned Royalties attributable to the Preceding Term. In the event that the Earned Royalties attributable to such Preceding Term exceed the amount of Minimum Royalties paid during such Preceding Term, the Company shall pay to the Licensor at the time that it furnishes the Statement (but not later than the 30th day following the end of such Preceding Term) an amount in cash equal to the excess of the amount of Earned Royalties for such term over the amount of Minimum Royalties paid in respect of such term. This Section 4(d) shall survive any termination or expiration of this Agreement.

       5. AUDIT. The Company shall keep true, complete and accurate records, books of account and related information containing particulars showing (i) all of its shipments and sales of Products, (ii) all of its shipments and sales of Products in connection with the Mark, (iii) all deductions from gross revenues from Products to determine Revenues, and (iv) all other information which may be necessary for the purpose of verifying the amount of Earned Royalties due and payable to the Licensor. Such records, books of account and related information shall be kept in the principal place of business of the Company and said records, books and the supporting data shall be available, upon reasonable advance notice and





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
during normal business hours, at the request of the Licensor for inspection by an independent certified public accountant retained by the Licensor at the Licensor's expense for the purpose of verifying any matter relevant to this Agreement. In the event that an inspection reveals that the amount of Earned Royalties reported and paid to the Licensor for any Preceding Term was under-reported in an amount which exceeds 3% of the total amount due for such Preceding Term, the Company shall be required to pay to the Licensor the reasonable fees charged by the independent certified public accountant to determine the underpayment. In any event, the Company shall pay any Earned Royalties determined to be due by reason of such inspection. This Section 5 shall survive any termination or expiration of this Agreement.

       6. MARKING. The Company agrees to use the Mark with the appropriate common law or statutory trademark notice to maintain and enhance the validity and protectability of the Mark (for example, the trademark notice would consist of "Water by Culligan(R)" or "Ice by Culligan(R)," as the case may be). Such notice shall be placed on all packaging and machines for the Products bearing the Mark (or otherwise utilizing the Mark in connection with sales thereof) and in all other ways customary in the trade.

       7. QUALITY OF GOODS AND SERVICES. The design, manufacture, styling, workmanship, safety and quality of all Products, packaging for Products, machines dispensing Products used in connection with the Mark (including all services in connection therewith), and all advertising, marketing and promotional materials relating or referring to the Mark and every use of the Mark shall at all times be in conformance with applicable industry standards, shall at all times comply in all material respects with all applicable laws and regulations of any relevant jurisdiction, and shall at no time be at a level below that maintained by the Company as of the date of this Agreement. Within 60 days of the execution of this Agreement, the Licensor and the Company shall create and adopt written guidelines (the "Guidelines") with respect to the acceptable quality of the Products, packaging for Products, machines dispensing Products and all other materials (including but not limited to all advertising, marketing and promotional materials) using the Mark. The Company shall furnish to the Licensor, at the Licensor's request not more than once every six (6) months, representative samples of Products, packaging for Products, photographs of machines dispensing Products and all other materials (including but not limited to all advertising, marketing and promotional materials) using the Mark. In the event the Licensor provides written notice to the Company stating that any Products, packaging for Products, machines dispensing Products or materials used in connection with the Mark (including all services in connection therewith), do not meet the quality standards set forth in the Guidelines (or if such Guidelines have not yet been adopted,





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
such Products, machines or materials do not in the reasonable judgment of the Licensor meet the level of quality generally associated with the Mark or otherwise tarnish the goodwill or reputation associated with the Mark) or the other quality standards in this Section 7, then the Licensor or its authorized agents and representatives shall have the right, at the Licensor's expense, to inspect all facilities or premises maintained by or on behalf of the Company and all facilities and premises at which Products are sold, including, without limitation, the retail stores at which the Products are sold, the Company's showrooms and the plants, factories or other manufacturing, production or warehouse facilities of the Company at which the Products, packaging, machines or materials using the Mark are being or are proposed to be manufactured, produced, displayed or stored to ascertain whether the quality standards provided for in this Section 7 are being satisfied. Such inspection shall be conducted in a manner that shall not unreasonably interfere with the business operations of the Company. In the event the Company receives written notice from the Licensor setting forth a reasonable basis and with reasonable specificity that the Products, machines, or materials using the Mark do not comply with the Guidelines (or if such Guidelines have not yet been adopted, such Products, machines, or materials do not in the reasonable judgment of the Licensor meet the level of quality generally associated with the Mark or otherwise tarnish the goodwill or reputation associated with the Mark) or the other quality standards in this Section 7, the Company shall achieve conformity with such standards within 30 days of receipt of such notice, or, if conformity with such standards is not reasonably achievable within such 30-day period, then the Company shall have an additional 90 days to achieve such conformity provided that the Company promptly commences and vigorously pursues remedial steps during the initial 30-day period and diligently pursues remedial steps thereafter.

       8. OWNERSHIP OF MARK. The Company acknowledges that the Licensor is the sole and exclusive owner of the Mark, and the Company shall not contest the Licensor's rights in the Mark or the validity of this Agreement. The Company will cooperate with the Licensor and execute any and all documents during and following the Term of this Agreement, reasonably requested by the Licensor and at the Licensor's reasonable expense, in order to protect and maintain the Licensor's exclusive rights and title to the Mark including, without limitation, filing any applications, recordings of this Agreement or other documentation regarding the Mark with governmental authorities having jurisdiction over the granting and maintaining of trademark registrations. The Company further agrees to notify the Licensor of any infringing use of the Mark by others promptly after such infringing use comes to the attention of the Company. The Licensor shall have the sole right to bring infringement or unfair competition proceedings involving the Mark.





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
       9. TERMINATION. The Licensor shall have the right to terminate this Agreement upon 30-days' prior written notice to the Company if (a) any Insolvency Event (as defined below) occurs, or (b) the Company breaches any of its duties or obligations under this Agreement and such breach is not remedied by the Company within 30 days of receipt of written notice from the Licensor setting forth such breach, or if such breach can not be reasonably cured within such 30-day period the Company shall have up to an additional 90 days to cure such breach provided that the Company promptly commences and vigorously pursues remedial steps during the initial 30-day period and diligently pursues remedial steps thereafter. An "Insolvency Event" shall have occurred if (A) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any significant subsidiary (as defined in Regulation S-X under the Securities Act of 1933) of the Company, or of a substantial part of the property or assets of the Company or any such significant subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, administrator or similar official for the Company or any such significant subsidiary or for a substantial part of the property or assets of the Company or any such significant subsidiary or (iii) the winding-up or liquidation of the Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (B) the Company or any such significant subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceedings or the filing of any petition described in (A) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, administrator or similar official for the Company or any such significant subsidiary or for a substantial part of the property or assets of the Company or any such significant subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing. The Company shall have the right to terminate this Agreement effective on the last day of any Renewal Term provided that it has given at least 90 days' prior written notice to the Licensor; provided, however, that no such termination by the Company shall limit the Licensor's right to terminate this Agreement as provided above.

       10.    EFFECT OF TERMINATION.  Upon the effective date of termination





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of this Agreement, the Company shall immediately cease all use of the Mark or any term confusingly similar thereto and shall cease selling any additional inventory bearing the Mark and (at the option of the Company) destroy, modify (with the consent of the Licensor) or surrender to the Licensor all signs, letterhead, product name plates and other materials in the possession, custody or control of the Company which use the Mark or any term confusingly similar thereto so as to cease using the Mark or any term confusingly similar thereto; provided, however, that upon the date of notice of termination pursuant to
Section 9, the Company shall have the right to sell inventory on hand or on order in the ordinary course of business for an additional 90 days (subject to the payment of Earned Royalties that exceed Minimum Royalties paid for such time period) after receipt of such notice of termination (unless such inventory poses a significant risk to the safety or health of consumers). The Company acknowledges that all rights in, to and under the Mark and the goodwill connected therewith shall remain the property of the Licensor.

       11. THE LICENSOR'S RIGHTS. All use of the Mark by the Company and in any variation thereof shall inure to the exclusive benefit of the Licensor.
All rights in the Mark other than those specifically retained by or granted to the Company hereunder are reserved to the Licensor.

       12.    INDEMNIFICATION AND INSURANCE.

       (a) The Company agrees to indemnify and hold harmless the Licensor and each of its shareholders, officers, directors, employees and agents against any and all liability, claims, causes of action, suits, damages and expenses for which they or any of them may become liable or may incur or be compelled to pay in any action or claim against them or any of them by any party, other than the Licensor, its officers, directors, employees or agents, for or by reason of
(i) the infringement of patents, trade secret rights or rights to any intellectual property of a third party, other than the Mark, as a result of the manufacture, warehousing, marketing, promotion, publicity, advertising, sale or distribution of the Products by the Company or any of its agents, representatives, contractors, sublicensees or assigns, (ii) any acts, whether of omission or commission, that may be committed or suffered by the Company or any of its agents, representatives, contractors, sublicensees or assigns in connection with this Agreement, (iii) any liability (including, without limitation, any personal injury or property damage) arising out of the manufacture, warehousing, marketing, promotion, publicity, sale, advertising, or distribution of or the use by any consumer of, the Products, or any violation of any warranty, representation or agreement made by the Company or any of its agents, representatives, contractors, sublicensees or assigns with respect to the Products, or (iv) the breach by the Company of any of its representations, warranties or covenants in this Agreement. The Licensor shall give





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
the Company written notice of any such claim promptly following its receipt thereof. The Company shall have the opportunity to undertake and to control the defense and settlement thereof through attorneys selected by the Company. Notwithstanding the foregoing, the Company shall not, without the consent of the Licensor, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or consent to the entry of any judgment which settlement, compromise or judgment would adversely affect the Licensor or the value, reputation or prestige of the Mark. The Licensor will cooperate with the Company in the investigation, defense and settlement of any such claim and shall have the right to participate in (but not to control) any such defense through counsel of its own choice, and at the Licensor's own expense. If the Company elects not to undertake the defense of any such claim, it will be responsible for reimbursing the Licensor for any expenses reasonably incurred by the Licensor, including but not limited to reasonable attorneys', accountants', and other experts' fees and expenses in the investigation, defense and settlement of such claim and in enforcing its rights pursuant to this Section 12(a), in addition to any damages ultimately awarded against the Licensor.

       (b) Without limiting the indemnification provided in Section 12(a) above, the Company agrees to carry and maintain, throughout the Term of this Agreement and for five years thereafter, with an insurance carrier authorized to do business in the State of Illinois and having a rating of A VI or better according to Best's Insurance Reports, a broad form Comprehensive General Liability Insurance Policy or, if such policy is not reasonably available, such other policy as would provide substantially the same protection to the Licensor and the Company written on an occurrence basis covering the activities of the Company with respect to the Products which includes but is not limited to coverage for contractual liability, premises operations, products liability, personal injury and advertising injury liability and broad form property damage liability, which shall provide protection to the Licensor of at least One Million Dollars ($1,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate; provided that the Company may have a deductible or self-insured retainage in an amount of not in excess of $500,000. The Company shall have the Licensor named as an additional insured on such policies. The Company shall, within thirty (30) days after the date hereof, provide to the Licensor a certificate of such insurance from the insurance carrier which sets forth the scope of coverage and the limits of liability stated above and further provides that the policies may not be materially changed or cancelled without at least thirty (30) days' prior written notice to the Licensor. Prior to any such cancellation, the Company shall provide the Licensor with a certificate of insurance evidencing that a new insurance policy with the same coverage and terms described above will be in place prior to such termination. Upon reasonable request by the Licensor during the Initial Term and each Renewal Term, the Company shall deliver to the Licensor evidence in form and





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
substance reasonably satisfactory to the Licensor, of the maintenance and renewal of the required insurance, including without limitation, renewal certificates and copies of those portions of policies, riders and endorsements pertaining to this Agreement. Any insurance policy purchased by or carried by the Licensor shall not be required to contribute in case of any loss by any third party, including the Licensor or the Company, relating to the Products and either the certificate of insurance to be provided hereunder or an endorsement to such policy shall so state.

       (c) The Licensor agrees to indemnify and hold harmless the Company and each of its shareholders, officers, directors, employees and agents against any and all liability, claims, causes of action, suits, damages and expenses for which they or any of them may become liable or may incur or be compelled to pay in any action or claim against them or any of them by any party, other than the Company, its officers, directors, employees or agents, for or by reason of
(i) the infringement of the Mark, as a result of the manufacture, warehousing, marketing, promotion, publicity, advertising, sale or distribution of the Products by the Licensor or the Company or any of its agents, representatives, contractors, sublicensees or assigns, (ii) any wrongful acts, whether of omission or commission, that may be committed or suffered by the Licensor or any of its agents, representatives, contractors, sublicensees or assigns in connection with this Agreement, or (iii) the breach, in any material respect, by the Licensor of any of its representations, warranties or covenants in this Agreement. The Company shall give the Licensor written notice of any such claim promptly following its receipt thereof. The Licensor shall have the opportunity to undertake and to control the claim and settlement thereof through attorneys selected by the Licensor after notice to and consultation with the Company and good faith negotiations regarding alternative counsel if the Company has reasonable objections to the Licensor's choice of counsel. Notwithstanding the foregoing, the Licensor shall not, without the consent of the Company, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or consent to the entry of any judgment which settlement, compromise or judgment would materially and adversely affect the Company. The Company will cooperate with the Licensor in the investigation, defense and settlement of any such claim and shall have the right to participate in (but not to control) any such defense through counsel of its own choice, but at the Company's own expense. If the Licensor elects not to undertake any such claim, it will be responsible for reimbursing the Company for any expenses reasonably incurred by the Company, including but not limited to reasonable attorneys', accountants', and other experts' fees and expenses in the investigation, defense and settlement of such claim and in enforcing its rights pursuant to this Section 12, in addition to any damages ultimately awarded against the Company. This Section 12 shall survive any termination or expiration of this Agreement.





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
       13.    INFRINGEMENT.

       (a) The Company agrees that if during the Term of this Agreement, the Mark shall in the opinion of the Company or the Licensor be infringed or used without authorization by any other person, firm, corporation or other entity, the Licensor shall have the sole and exclusive right, but not the obligation, to take any and all steps in its name, or in the name of the Company or in their joint names, as the Licensor (in its sole discretion) may deem advisable, including, without limitation, the institution of any action or proceeding to seek damages for and/or to enjoin such infringement or unauthorized use, and to prosecute, settle, compromise or otherwise dispose of the same. Notwith-standing the foregoing, the Company shall have an opportunity to participate in the decision-making process related thereto, but the final decision shall be controlled by the Licensor. In the event of any such action or proceeding, the Company agrees to execute any and all papers deemed necessary or advisable by counsel for the Licensor and, at the Licensor's reasonable expense (except in the case of an action or proceeding taken or initiated by the Company), to do whatever else may be deemed necessary or advisable by such counsel to assist in the prosecution of such action or proceeding. The Licensor shall be entitled to the full recovery of any money or other property collected by way of judgment, settlement (whether prior to or after institution of any action or proceeding) or otherwise in connection with any such action except to the extent of actual damages suffered by the Company.

       (b) In the event that the Company is made a party defendant in any action or proceeding for infringement based on or arising from the use during the Term hereof of any Mark on or in connection with the Products, then the Company shall promptly give written notice to the Licensor thereof and the Licensor shall have the right to join in the defense of such action or proceed-ing at its own cost and expense and, at its option, the Licensor may take over, on behalf and in the name of the Company, the conduct of the defense of such action or proceeding.

       14. RIGHT OF FIRST REFUSAL. During the Term of this Agreement, the Company shall have the right (subject to agreement on price, structure and other material terms which shall be negotiated in good faith) to purchase from the Licensor any on-premise comestible ice making and merchandising machine business which the Licensor may acquire. Such negotiations shall commence following the time that such an acquisition by the Licensor is consummated. If the Company fails to exercise the right of first refusal set forth herein, then the license to use the Mark granted herein shall not be exclusive with respect to the business or assets in respect of which the right of first refusal has not been exercised and nothing contained herein shall prevent the Licensor from licensing or using the Mark in connection therewith. In addition,





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notwithstanding the foregoing, during the term of this Agreement, the Licensor shall not (a) purchase Reddy Ice ("Reddy"), a subsidiary of Suiza Foods, Inc., or acquire, directly or indirectly, more than 5.0% of the outstanding voting securities of Reddy, or license the Mark or any other mark containing the mark "Culligan" to Reddy for Products, without the Company's prior written consent, which consent may be withheld in the sole discretion of the Company, or (b) purchase any other business that is principally engaged in the selling of ice or any direct or indirect controlling interest in such a business, without the Company's prior written consent, which consent shall not be unreasonably withheld or delayed.

       15.    MISCELLANEOUS.

       15.1 ENTIRE AGREEMENT. This Agreement, together with the Exhibit hereto, sets forth the entire understanding of the parties with respect to its subject matter and merges and supersedes all prior understandings of the parties hereto with respect to its subject matter.

       15.2 AMENDMENTS; WAIVERS. This Agreement (including the Exhibit hereto) may be amended by the parties only if set forth in an instrument in writing signed by the parties. Either the Licensor or the Company may waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed by the parties. The failure of any party to this Agreement to assert any of its rights under, or to enforce any provision of, this Agreement or otherwise shall not constitute a waiver of its rights under such provision or any other provision.

       15.3 NO AGENCY. Nothing in this Agreement shall constitute the parties hereto as principal and agent, partners or joint venturers for any purpose and the Company shall have no power or authority to bind the Licensor or to incur any obligations on the Licensor's behalf.

       15.4 COMMUNICATIONS. All notices and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given
(a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States Post Office enclosed in a postage prepaid registered or certified envelope addressed to, or
(c) when successfully transmitted by facsimile transmission (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the





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
manner provided herein; provided, however, that any notice of change of address or facsimile number shall be effective only upon receipt.

       If to the Licensor:

              Culligan International Company
              c/o Culligan Water Technologies, Inc.
              One Culligan Parkway
              Northbrook, Illinois 60062-6209
              Attention: General Counsel
              Facsimile No. (847) 205-6050

              With a copy to:

              Skadden, Arps, Slate, Meagher & Flom LLP
              919 Third Avenue
              New York, New York 10022
              Attention: Gregory A. Fernicola, Esq.
              Facsimile No. (212) 735-2000

       If to the Company:

              Packaged Ice, Inc.
              Attn: Chief Executive Officer
              8572 Katy Freeway, Suite 101
              Houston, Texas  77204


              With a copy to:

              Akin, Gump, Strauss, Hauer & Feld, L.L.P.
              1500 NationsBank Plaza
              300 Convent Street
              San Antonio, Texas  78205
              Attn: Alan Schoenbaum, P.C.

       15.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on, enforceable against and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. The Company may not, directly or indirectly (by merger, consolidation or otherwise), assign or otherwise transfer any of





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
its rights or delegate any of its obligations under this Agreement except (i) in connection with the sale of the Company or substantially all of the assets of the Company, which sale shall require the express written consent of the Licensor, which consent shall not be unreasonably withheld or delayed, or (ii) to a wholly-owned subsidiary of the Company, in which case the consent of the Licensor shall not be required.

       15.6 COMPLIANCE WITH LAWS. The Company shall comply with all laws, rules, regulations, and requirements of any governmental body which may be applicable to the operations of the Company contemplated hereby, including, without limitation, as they relate to the Products, packaging for Products, machines dispensing Products and materials (including but not limited to adver-tising, marketing and promotional materials) used in connection with the Mark or any services in connection therewith, notwithstanding the fact that Licensor may have approved such item or conduct. The Company shall advise Licensor promptly upon obtaining knowledge that any Product, packaging for Product, machine dispensing Products or materials (including but not limited to advertising, marketing and promotional materials) used in connection with the Mark or any service in connection therewith does not comply with any such law, rule, regulation or requirement.

       15.7 GOVERNING LAW; JURISDICTION; ARBITRATION. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO APPLICABLE CONFLICTS OF LAW PRINCIPLES. EACH OF THE PARTIES HERETO EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF THE UNITED STATES DISTRICT COURT AND TO THE JURISDICTION OF ANY OTHER COMPETENT COURT OF THE STATE OF ILLINOIS LOCATED IN COOK COUNTY, IN CONNECTION WITH ALL LAWSUITS IN AID OF ARBITRATION ARISING OUT OF THIS AGREEMENT. ALL DISPUTES, CONTROVERSIES, OR DIFFERENCES WHICH MAY ARISE OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, OR FOR THE BREACH THEREOF, AND WHICH CANNOT BE AMICABLY SETTLED BETWEEN THE PARTIES HERETO, SHALL BE FINALLY SETTLED IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION BY ONE ARBITRATOR SELECTED IN ACCORDANCE WITH SAID RULES. THE SEAT OF ARBITRATION SHALL BE ST. LOUIS, MISSOURI. THE ARBITRATOR SHALL DECIDE ALL PROCEDURAL AND SUBSTANTIVE ISSUES, AND SHALL MAKE EVERY EFFORT TO RENDER AS SOON AS POSSIBLE A DECISION AND AWARD. THE DECISION AND

AWARD RENDERED BY THE ARBITRATOR SHALL BE FINAL AND BINDING UPON LICENSOR AND THE COMPANY AND JUDGMENT MAY BE ENTERED IN ACCORDANCE WITH APPLICABLE LAW IN ANY COURT HAVING PROPER JURISDICTION.

       15.8 SAVINGS CLAUSE. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

       15.9 EQUITABLE REMEDIES. The Company acknowledges that its failure to comply with the provisions of this Agreement may cause irreparable harm and damage to the Licensor, including, without limitation to the Licensor's name, reputation, goodwill and trademarks, for which no adequate remedy at law would exist and that the Licensor, therefore, would in such event be entitled to specific performance and other forms of injunctive and equitable relief (without having to post a bond) hereunder. Without limiting the generality of the foregoing, the Company acknowledges and agrees that (a) its covenants and obligations hereunder are special, unique and relate to matters of extraordinary importance to the Licensor, that in the event that the Company fails to perform, observe or discharge any of its obligations hereunder the Licensor will be irreparably harmed and, therefore, that no remedy at law will provide adequate relief to the Licensor and (b) the Licensor shall be entitled to seek, after notice to the Company, a temporary restraining order and temporary and permanent injunctive and other equitable relief in the case of any failure by the Company to perform, observe or discharge any of its covenants or obligations hereunder and without the necessity of proving actual damages or posting a bond. The remedies provided herein shall be cumulative and shall not preclude assertion of any other rights or the seeking of other remedies, either legal or equitable.

       15.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

       15.11 CONSTRUCTION. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to the Agreement shall be deemed to include Exhibit A hereto. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                    Culligan International Company


                                    By:
                                       -----------------------------------------
                                        Name:  Edward A. Christensen
                                        Title: Vice President, General Counsel
                                               and Secretary

                                    Packaged Ice, Inc.


                                    By:
                                       -----------------------------------------
                                        Name:  A. J. Lewis, III
                                        Title: President and Chief Operating
                                               Officer

                                   EXHIBIT A

                               Trademark and Logo

                                 [to be added]